AMENDMENT NO. 1

     AMENDMENT NO. 1 (this “Amendment No. 1”) dated as of February 15, 2005 among NEXTEL COMMUNICATIONS, INC. (“NCI”), NEXTEL FINANCE COMPANY (the “Borrower”) and the other RESTRICTED COMPANIES party hereto and JPMORGAN CHASE BANK, N.A. (formerly known as JPMorgan Chase Bank), in its capacity as Administrative Agent pursuant to authority granted by the Required Lenders pursuant to Section 10.02(b) of the Credit Agreement (as defined below).

     NCI, the Restricted Companies, the lenders party thereto, and JPMorgan Chase Bank, N.A. (formerly known as JPMorgan Chase Bank), as Administrative Agent and Collateral Agent, are parties to a Second Amended and Restated Credit Agreement dated as of July 15, 2004 (as modified and supplemented and in effect from time to time, the “Credit Agreement”), providing, subject to the terms and conditions thereof, for extensions of credit (by means of loans and letters of credit) to be made by said lenders to the Borrower in an aggregate principal or face amount not exceeding $6,200,000,000. NCI, the Restricted Companies and the Administrative Agent, pursuant to authority granted by, and having obtained all necessary consents of, the Required Lenders party to the Credit Agreement wish now to amend the Credit Agreement in certain respects, and accordingly, the parties hereto hereby agree as follows:

     Section 1. Definitions. Except as otherwise defined in this Amendment No. 1, terms defined in the Credit Agreement are used herein as defined therein.

     Section 2. Amendments. Subject to the satisfaction of the conditions precedent specified in Section 4 below, but effective as of the date hereof, the Credit Agreement shall be amended as follows:

     2.01. References Generally. References in the Credit Agreement (including references to the Credit Agreement as amended hereby) to “this Agreement” (and indirect references such as “hereunder”, “hereby”, “herein” and “hereof”) shall be deemed to be references to the Credit Agreement as amended hereby.

     2.02. Definitions. Section 1.01 of the Credit Agreement shall be amended by amending the following definition (to the extent already included in said Section 1.01) and adding the following definitions in the appropriate alphabetical location (to the extent not already included in said Section 1.01):

     “Change in Control” means any of the following: (a) any of the Restricted Companies ceasing to be a subsidiary of NCI (other than pursuant to a sale, transfer or other disposition of property permitted under this Agreement or to which the Required Lenders shall have consented), or NCI ceasing to be a Wholly Owned Subsidiary of Sprint, (b) the occurrence of a “Change of Control” under and as defined in the Public Note Indentures, or any other similar event

Amendment No. 1

(howsoever defined) requiring the prepayment, redemption or offer to repurchase of any Material Indebtedness, or capital stock with a value of $50,000,000 or more, other than as a result of the Merger or any of the other transactions contemplated in the Merger Agreement (unless by reason of a modification of the Merger Agreement after the date of execution thereof, the Merger and such other transactions are restructured in a manner that would result in such a “Change of Control”), (c) any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof), other than Sprint or one or more of its Wholly Owned Subsidiaries, shall acquire or own, directly or indirectly, beneficially or of record, shares representing more than 50% of the ordinary voting power represented by the issued and outstanding voting capital stock of NCI, (d) a majority of the seats (other than vacant seats) on the board of directors of Sprint shall be occupied by Persons who were neither (i) nominated by the board of directors of Sprint nor (ii) appointed by directors so nominated or (e) any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof) shall acquire or own, directly or indirectly, beneficially or of record, shares representing more than 50% of the ordinary voting power represented by the issued and outstanding voting capital stock of Sprint.

     “Merger” means the merger of NCI with and into Merger Sub contemplated by the Merger Agreement.

     “Merger Agreement” means the Agreement and Plan of Merger dated as of December 15, 2004 by and among Sprint, NCI and Merger Sub.

     “Merger Sub” means S-N Merger Corp., a Delaware corporation, wholly owned by Sprint.

     “Sprint” means Sprint Corporation, a Kansas corporation.

     Section 3. Representations and Warranties. NCI and each Restricted Company represents and warrants to the Lenders and the Agents, as to itself and each of its subsidiaries, that the representations and warranties set forth in Article IV (as hereby amended) of the Credit Agreement, and in the other Loan Documents, are true and complete on the date hereof as if made on and as of the date hereof (or, if any such representation or warranty is expressly stated to have been made as of a specific date, such representation or warranty shall be true and correct as of such specific date), and as if each reference in said Article IV to “this Agreement” included reference to this Amendment No. 1.

     Section 4. Conditions Precedent. The amendments set forth in Section 2 hereof shall become effective, as of the date hereof, upon the execution and delivery of counterparts of this Amendment No. 1 by NCI, the Restricted Companies and the

Amendment No. 1

Administrative Agent (pursuant to authority granted by, and having obtained all necessary consents of, the Required Lenders).

     Section 5. Record Date. Pursuant to the penultimate paragraph of Section 10.02(b) of the Credit Agreement, the Administrative Agent establishes February 10, 2005 as the “record date” in connection with this Amendment No. 1.

     Section 6. Miscellaneous. Except as herein provided, the Credit Agreement shall remain unchanged and in full force and effect. This Amendment No. 1 may be executed in any number of counterparts, all of which taken together shall constitute one and the same amendatory instrument and any of the parties hereto may execute this Amendment No. 1 by signing any such counterpart. This Amendment No. 1 shall be governed by, and construed in accordance with, the law of the State of New York.

Amendment No. 1

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 1 to Credit Agreement to be duly executed and delivered as of the day and year first above written.

NEXTEL COMMUNICATIONS, INC.
By:	/s/ Richard S. Lindahl
	Name:	Richard S. Lindahl
	Title:	Vice President and Treasurer

RESTRICTED COMPANIES
NEXTEL FINANCE COMPANY
By:	/s/ Richard S. Lindahl
	Name:	Richard S. Lindahl
	Title:	Vice President and Treasurer

BOOST MOBILE, LLC
By:	/s/ Richard S. Lindahl
	Name:	Richard S. Lindahl
	Title:	Assistant Treasurer

Amendment No. 1

FCI 900, Inc.
NEXTEL BOOST OF CALIFORNIA, LLC
NEXTEL COMMUNICATIONS OF
     THE MID-ATLANTIC, INC.
NEXTEL OF CALIFORNIA, INC.
NEXTEL LICENSE ACQUISITION CORP.
NEXTEL LICENSE HOLDINGS 1, INC.
NEXTEL LICENSE HOLDINGS 2, INC.
NEXTEL LICENSE HOLDINGS 3, INC.
NEXTEL LICENSE HOLDINGS 4, INC.
NEXTEL LICENSE HOLDINGS 5, INC.
NEXTEL OF NEW YORK, INC.
NEXTEL OPERATIONS, INC.
NEXTEL OF PUERTO RICO, INC.
NEXTEL SOUTH CORP.
NEXTEL OF TEXAS, INC.
NEXTEL SYSTEMS CORP.
NEXTEL WEST CORP.
NEXTEL WEST SERVICES, LLC
NEXTEL BOOST OF THE MID-ATLANTIC, LLC
NEXTEL TECHNOLOGY LABORATORIES, LLC
NEXTEL BOOST OF NEW YORK, LLC
NEXTEL RETAILS STORES, LLC
NEXTEL BOOST SOUTH, LLC
NEXTEL BOOST OF TEXAS, LLC
NEXTEL BOOST WEST, LLC

By:	/s/ Richard S. Lindahl
	Name:	Richard S. Lindahl
	Title:	Vice President and Treasurer

JPMORGAN CHASE BANK, N.A., as Administrative Agent
By:	/s/ Tracey Navin Ewing
	Name:	Tracey Navin Ewing
	Title:	Vice President